EXHIBIT 99.1

FOR MORE INFORMATION, CONTACT:
David H. Hoster II, President and Chief Executive Officer
N. Keith McKey, Chief Financial Officer
(601) 354-3555

EASTGROUP PROPERTIES ANNOUNCES
FIRST QUARTER 2013 RESULTS

•	Funds from Operations of $22.7 Million or $.76 Per Share for the Quarter Compared to $21.3 Million or $.77 Per Share for the Same Quarter Last Year

•	Net Income Attributable to Common Stockholders of $7.2 Million or $.24 Per Share for the Quarter

•	Same Property Net Operating Income Decline of 0.4% for the Quarter; 0.7% Increase Without Straight-Line Rent Adjustments

•	94.4% Leased, 93.6% Occupied as of March 31, 2013

•	Renewed or Re-Leased 77% of Expiring Square Feet During the Quarter

•	Started Five Development Projects (377,000 Square Feet) During the Quarter With Projected Total Costs of $28.5 Million

•	16 Buildings in the Company’s Development Program at Quarter-End With a Projected Total Investment of $84.8 Million

•	Paid 133rd Consecutive Quarterly Cash Dividend – $.53 Per Share

•	Issued 245,010 Shares of Common Stock During the Quarter With Proceeds of $14 Million

•	Entered Into an Agreement in Principle for the Issuance of $100 Million Senior Unsecured Notes at 3.8%

•	Interest and Fixed Charge Coverages of 3.6x for the Quarter

JACKSON, MISSISSIPPI, April 18, 2013 - EastGroup Properties, Inc. (NYSE-EGP) announced today the results of its operations for the three months ended March 31, 2013.

Commenting on EastGroup’s performance for the first quarter, David H. Hoster II, President and CEO, stated, “FFO per share for the quarter met the mid-point of our guidance but decreased slightly compared to the same period last year. The positives for the quarter were increased property operating income from new developments and acquisitions while the negatives to FFO per share were our reduced leverage (positive for the Company), higher overhead and a gain on a sale in the first quarter of 2012. Same property operations were basically flat. Our development program continues its positive momentum with the start of construction of five projects during the first quarter. These increased our development program to 16 buildings with a projected total investment of $85 million. We hope to further increase this level over the balance of the year.”

FUNDS FROM OPERATIONS

For the quarter ended March 31, 2013, funds from operations (FFO) were $.76 per share compared to $.77 per share for the same period of 2012, a decrease of 1.3% per share.  Property net operating income (PNOI) increased by $1,280,000, or 3.8%, during the first quarter of 2013 compared to the same quarter of 2012.  PNOI increased $870,000 from 2012 acquisitions and $571,000 from newly developed properties, offset by a decrease of $120,000 from same property operations.

Same property net operating income decreased 0.4% for the first quarter of 2013 compared to the same quarter of 2012.  Without straight-line rent adjustments, same property net operating income for the quarter increased 0.7%.  Rental rates on new and renewal leases (5.9% of total square footage) decreased an average of 1.1% for the quarter; rental rates decreased 7.6% without straight-line rent adjustments.

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P. O. Box 22728 – JACKSON, MS 39225 – TEL. 601-354-3555 – FAX 601-352-1441

FFO and PNOI are non-GAAP financial measures, which are defined under Definitions later in this release.  Reconciliations of Net Income to PNOI and Net Income Attributable to EastGroup Properties, Inc. Common Stockholders to FFO, are presented in the attached schedule “Reconciliations of GAAP to Non-GAAP Measures.”

EARNINGS PER SHARE

On a diluted per share basis, earnings per common share (EPS) was $.24 for the three months ended March 31, 2013, compared to $.19 for the same quarter of 2012.

DEVELOPMENT

During the first quarter, EastGroup began construction of the following properties which are expected to be completed during the second half of 2013.

Development Properties Started in First Quarter 2013	Size	Projected Total Costs	Percent Leased as of 04/17/13
	(Square feet)	(In thousands)

Thousand Oaks 3, San Antonio, TX	66,000	$4,600	0%
Southridge X, Orlando, FL	71,000	5,100	0%
Ten West Crossing 2, Houston, TX	46,000	5,100	53%
Ten West Crossing 3, Houston, TX	68,000	4,800	0%
Chandler Freeways, Phoenix, AZ	126,000	8,900	0%
Total Development Properties Started in First Quarter 2013	377,000	$28,500	6%

Also during the first quarter, the Company transferred three development properties to the real estate portfolio, as detailed below:

Development Properties Transferred to Real Estate Portfolio in 2013	Size	Cumulative Cost as of 03/31/13	Percent Leased as of 04/17/13
	(Square feet)	(In thousands)

Southridge IX, Orlando, FL	76,000	$6,318	73%
Southridge XI, Orlando, FL	88,000	5,832	83%
World Houston 33, Houston, TX	160,000	8,946	100%
Total Properties Transferred	324,000	$21,096	89%

At March 31, 2013, EastGroup’s development program consisted of 16 buildings (1,108,000 square feet) located in Houston, San Antonio, Orlando and Phoenix which were collectively 43% leased as of April 17, 2013.  The projected total cost for these developments is $84.8 million.

Subsequent to quarter-end, EastGroup closed the acquisition of 42.4 acres of development land in southwest Charlotte for a price of $5.7 million. The land is projected to contain the future development of 465,000 square feet of industrial space in six business distribution buildings to be named Steele Creek Commerce Park. The Company plans to begin construction on this site before the end of the year.

DIVIDENDS

EastGroup paid cash dividends of $.53 per share of common stock in the first quarter of 2013, which was the Company’s 133rd consecutive quarterly cash distribution.  EastGroup has increased or maintained its dividend for 20 consecutive years and increased it 17 years during that period.  The Company’s dividend payout ratio to funds from operations was 70% for the quarter.  The annualized dividend rate of $2.12 per share yielded 3.5% on the closing stock price of $60.53 on April 17, 2013.

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P. O. Box 22728 – JACKSON, MS 39225 – TEL. 601-354-3555 – FAX 601-352-1441

FINANCIAL STRENGTH AND FLEXIBILITY

EastGroup continues to maintain a strong and flexible balance sheet.  Debt-to-total market capitalization was 31.9% at March 31, 2013.  For the quarter, the Company had interest and fixed charge coverage ratios of 3.6x and a debt to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio of 6.50. Total debt at March 31, 2013 was $823.3 million comprised of $601.7 million of fixed rate mortgage debt, $130.0 million of unsecured fixed rate term debt, and $91.6 million of floating rate bank debt.

As previously reported, EastGroup repaid and replaced its former $200 million credit facility in January 2013 with a new four-year, $225 million unsecured credit facility with a group of nine banks with options for a one-year extension and a $100 million expansion. Currently, the interest rate is LIBOR plus 1.175% with an annual facility fee of 0.225%. The margin and facility fee are subject to changes in the Company's credit ratings.

In addition, the Company's former $25 million credit facility was repaid and replaced in January 2013 with a new four-year, $25 million unsecured credit facility that automatically extends for one year if the extension option in the new $225 million revolving facility is exercised. Currently, the interest rate is LIBOR plus 1.175% with an annual facility fee of 0.225%. The margin and facility fee are also subject to changes in the Company's credit ratings.

At quarter-end, the Company had $91.6 million outstanding on these credit facilities and a borrowing capacity of $158.4 million.

During the first quarter, the Company entered into an agreement in principle with an insurance company under which the Company plans to issue $100 million of senior unsecured notes at a fixed interest rate of 3.8%. The notes will require semi-annual interest payments with principal payments of: $30 million on August 30, 2020, $50 million on August 30, 2023, and $20 million on August 30, 2025. These maturity dates complement the Company's existing debt maturity schedule. The transaction is expected to close on August 30, 2013, and the issuance of the notes in this private placement is subject to due diligence and completion of final documentation. The notes will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Also during the first quarter, the Company issued and sold 245,010 shares of common stock under its continuous equity program at an average price of $57.14 per share with gross proceeds to the Company of $14 million. The Company currently has 988,860 shares of common stock remaining to sell under the program.

OUTLOOK FOR REMAINDER OF 2013

FFO per share for 2013 is estimated to be in the range of $3.10 to $3.20. Diluted EPS for 2013 is estimated to be in the range of $1.01 to $1.11.  The table below reconciles projected net income attributable to common stockholders to projected FFO.

	Low Range		High Range
	Q2 2013	Y/E 2013	Q2 2013	Y/E 2013
	(In thousands, except per share data)

Net income attributable to common stockholders	$7,134	30,208	7,736	33,214
Depreciation and amortization	15,778	62,914	15,778	62,914
Funds from operations attributable to common stockholders	$22,912	93,122	23,514	96,128

Diluted shares	30,091	30,054	30,091	30,054

Per share data (diluted):
Net income attributable to common stockholders	$0.24	1.01	0.26	1.11
Funds from operations attributable to common stockholders	$0.76	3.10	0.78	3.20

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P. O. Box 22728 – JACKSON, MS 39225 – TEL. 601-354-3555 – FAX 601-352-1441

The following assumptions were used:

•	Average occupancy of approximately 93.0% to 94.5% for the year.

•	Same property NOI change of approximately -1% to 1% for the year.

•	Development starts of 935,000 square feet with projected total costs of $66.3 million for the year.

•	Operating property acquisitions of $30 million in the second half of the year.

•	No operating property dispositions during the year.

•	Bad debt, net of termination fees, of zero for the remainder of the year.

•	Floating rate bank debt at an average rate of 1.5% for the year.

•	Fixed rate debt of $100 million at 3.8% on August 30, 2013.

•	No common stock issuances for the remainder of the year.

DEFINITIONS

The Company’s chief decision makers use two primary measures of operating results in making decisions:  (1) property net operating income (PNOI), defined as income from real estate operations less property operating expenses (excluding interest expense, depreciation expense on buildings and improvements, and amortization expense on capitalized leasing costs and in-place lease intangibles), and (2) funds from operations attributable to common stockholders (FFO).  EastGroup defines FFO consistent with the National Association of Real Estate Investment Trusts’ definition, as net income (loss) attributable to common stockholders computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains or losses from sales of depreciable real estate property and impairment losses, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

PNOI and FFO are supplemental industry reporting measurements used to evaluate the performance of the Company’s investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry’s calculations of PNOI and FFO provides supplemental indicators of the properties’ performance since real estate values have historically risen or fallen with market conditions.  PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs.  Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company’s financial performance.

Cash yield is defined as the projected cash PNOI at the stated occupancy divided by the total cost of the investment, which includes acquisition costs and the anticipated capital expenditures required to achieve the projected rents.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its first quarter and review the Company’s current operations on Friday, April 19, 2013, at 11:00 a.m. Eastern Daylight Time.  A live broadcast of the conference call is available by dialing 1-866-952-1906 (conference ID: EastGroup) or by webcast through a link on the Company's website at eastgroup.net.  If you are unable to listen to the live conference call, a telephone and webcast replay will be available on Friday, April 19, 2013.  The telephone replay will be available until Friday, April 26, 2013, and can be accessed by dialing 1-800-723-0498.  Also, the replay of the webcast can be accessed through a link on the Company's website at eastgroup.net and will be available until Friday, April 26, 2013.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available by accessing the Reports section of the Company’s website at eastgroup.net or upon request by calling the Company at 601-354-3555.

COMPANY INFORMATION

EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona, California and North Carolina.  The Company’s goal is to maximize shareholder value by being the leading provider in its markets of functional, flexible, and quality business distribution space for location sensitive customers primarily in the 5,000 to 50,000 square foot range.  The Company’s strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets.  EastGroup’s portfolio, including development projects in lease-up and under

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P. O. Box 22728 – JACKSON, MS 39225 – TEL. 601-354-3555 – FAX 601-352-1441

construction, currently includes 32 million square feet.  EastGroup Properties, Inc. press releases are available on the Company’s website at eastgroup.net.

FORWARD-LOOKING STATEMENTS

The Company's assumptions and financial projections in this release are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “will,” “anticipates,” “expects,” “believes,” “intends,” “plans,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature.  All statements that address operating performance, events or developments that the Company expects or anticipates will occur in the future, including statements relating to rent and occupancy growth, development activity, the acquisition or sale of properties, general conditions in the geographic areas where the Company operates and the availability of capital, are forward-looking statements.  Forward-looking statements are inherently subject to known and unknown risks and uncertainties, many of which the Company cannot predict, including, without limitation:

•	changes in general economic conditions;

•	the extent of customer defaults or of any early lease terminations;

•	the Company's ability to lease or re-lease space at current or anticipated rents;

•	the availability of financing;

•	failure to maintain credit ratings with rating agencies;

•	changes in the supply of and demand for industrial/warehouse properties;

•	increases in interest rate levels;

•	increases in operating costs;

•	natural disasters, terrorism, riots and acts of war, and the Company's ability to obtain adequate insurance;

•	changes in governmental regulation, tax rates and similar matters; and

•
other risks associated with the development and acquisition of properties, including risks that development projects may not be completed on schedule, development or operating costs may be greater than anticipated or acquisitions may not close as scheduled.

Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions at the time made, the Company can give no assurance that such expectations will be achieved.  The Company assumes no obligation whatsoever to publicly update or revise any forward-looking statements.  See also the information contained in the Company’s reports filed or to be filed from time to time with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

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P. O. Box 22728 – JACKSON, MS 39225 – TEL. 601-354-3555 – FAX 601-352-1441

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended
	March 31,
	2013	2012
REVENUES
Income from real estate operations	$48,228	46,383
Other income	47	14
	48,275	46,397
EXPENSES
Expenses from real estate operations	13,562	12,997
Depreciation and amortization	15,615	15,734
General and administrative	3,364	3,116
Acquisition costs	29	19
	32,570	31,866
OPERATING INCOME	15,705	14,531
OTHER INCOME (EXPENSE)
Interest expense	(8,621)	(9,441)
Other	224	171
INCOME FROM CONTINUING OPERATIONS	7,308	5,261
DISCONTINUED OPERATIONS
Income from real estate operations	—	94
Gain on sales of nondepreciable real estate investments, net of tax	—	167
INCOME FROM DISCONTINUED OPERATIONS	—	261
NET INCOME	7,308	5,522
Net income attributable to noncontrolling interest in joint ventures	(154)	(119)
NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	7,154	5,403
Other comprehensive income - cash flow hedge	222	—
TOTAL COMPREHENSIVE INCOME	$7,376	5,403

BASIC PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Income from continuing operations	$0.24	0.19
Income from discontinued operations	—	0.01
Net income attributable to common stockholders	$0.24	0.20
Weighted average shares outstanding	29,809	27,647

DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Income from continuing operations	$0.24	0.18
Income from discontinued operations	—	0.01
Net income attributable to common stockholders	$0.24	0.19
Weighted average shares outstanding	29,890	27,718

AMOUNTS ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Income from continuing operations	$7,154	5,142
Income from discontinued operations	—	261
Net income attributable to common stockholders	$7,154	5,403

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended
	March 31,
	2013	2012

NET INCOME	$7,308	5,522
Equity in earnings of unconsolidated investment	(91)	(89)
Interest income	(133)	(82)
Other income	(47)	(14)
Income from discontinued operations	—	(261)
Depreciation and amortization from continuing operations	15,615	15,734
Interest expense (1)	8,621	9,441
General and administrative expense (2)	3,364	3,116
Acquisition costs	29	19
PROPERTY NET OPERATING INCOME (PNOI)	$34,666	33,386

COMPONENTS OF PNOI:
PNOI from Same Properties	$32,926	33,046
PNOI from 2012 Acquisitions	894	24
PNOI from 2012 and 2013 Development Properties	886	315
Other PNOI	(40)	1
TOTAL PNOI	$34,666	33,386

NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	$7,154	5,403
Depreciation and amortization from continuing operations	15,615	15,734
Depreciation and amortization from discontinued operations	—	212
Depreciation from unconsolidated investment	33	33
Depreciation and amortization from noncontrolling interest	(62)	(61)
FUNDS FROM OPERATIONS (FFO) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$22,740	21,321

NET INCOME	$7,308	5,522
Interest expense (1)	8,621	9,441
Interest expense from unconsolidated investment	74	76
Depreciation and amortization from continuing operations	15,615	15,734
Depreciation and amortization from discontinued operations	—	212
Depreciation from unconsolidated investment	33	33
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)	$31,651	31,018

DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Income from continuing operations	$0.24	0.18
Income from discontinued operations	—	0.01
Net income attributable to common stockholders	$0.24	0.19

Funds from operations (FFO) attributable to common stockholders	$0.76	0.77

Weighted average shares outstanding for EPS and FFO purposes	29,890	27,718

(1) Net of capitalized interest of $1,291 and $1,042 for the three months ended March 31, 2013 and 2012, respectively.

(2) Net of capitalized development costs of $1,069 and $712 for the three months ended March 31, 2013 and 2012, respectively.